Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	May 1, 2004 — May 31, 2004
Payment Date	06/25/04

Aggregate Amount Collected for the Collection Period
Interest	$2,122,825.79
Principal Collections	$32,933,082.30
Substitution Amounts	$—
Aggregate Substitution Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(i) Enhancer Premium		$94,669.66
(ii) Noteholder’s Interest		$927,762.68	0.976592293
(iii) Principal Collections to Funding Account		$—
(iv) Excess Spread (during Revolving)		$—
(v) Excess Spread (during AP)		$1,100,393.45
(vi) Additional Balance Increase from Excess Spread (during MAP)		$—
(vii) Noteholder’s Principal Distribution		$18,380,775.96	19.34818522
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$1,100,393.45

Balances		Factors per Original
Beginning Note Balance		$732,926,408.08	0.77150
Ending Note Balance		$714,545,632.12	0.75215
	Change	$18,380,775.96	0.01935
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$747,735,124.88	0.78709
Ending Pool Balance		$729,354,348.92	0.76774
	Change	$18,380,775.96	0.01935
Beginning Principal Balance		$747,735,124.88	0.85938
Ending Principal Balance		$729,354,348.92	0.83826
	Change	$18,380,775.96	0.02113
Additional Draws		$14,560,903.88
Beginning Additional Balance		$—
Additional Balance Increase (Draws less Payments less Funding)		$—
Ending Additional Balance Increase Amount		$—

Delinquencies	#	$
Two statement cycle dates:	15		$932,593.17
Three statement cycle dates:	9		$407,100.97
Four statement cycle dates:	3		$123,966.99
Five statement cycle dates:	2		$161,538.70
Six statement cycle dates:	2		$168,939.16
Seven + statement cycle dates:	3		$184,335.70
Foreclosures (included in aging above)	9		$477,410.38
REO	—		$—
Liquidation Loss Amount	2		$9,277.07
Aggregate Liquidation Loss Amount			$690,363.32	0.0727%
Other Information
Gross WAC for Collection Period			3.988%
Net WAC Rate for Collection Period			3.335%
Mortgage Loans Repurchased ( # / $ )	0		$—
Beginning Pre-funding Account Balance			$—
Beginning Funding Account Balance			$—
Beginning Capitalized Interest Account Balance			$—
Ending Pre-funding Account Balance			$—
Ending Capitalized Interest Account Balance			$—
Ending Funding Account Balance			$—
Overcollateralization Amount (Beginning)			$14,808,716.80
Overcollateralization Target			$14,603,274.86
Overcollateralization Amount (Ending)			$14,808,716.80
Certificate Balance			$—

Gross CPR (1 mo. Annualized)			41.764%
Net CPR (1 mo. Annualized)			25.820%
Draw Rate (1 mo. Annualized)			21.021%
WAM			210.14
AGE			22.63

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(2,442,979.63)	Total Collected	$(32,933,082.30)
Servicing Fee	$311,556.30	Noteholders Principal	$18,380,775.96
Enhancer Premium	$94,669.66	Add'l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$14,560,903.88
Noteholders Interest	$927,762.68	Funding Account	$—
Liquidations	$8,597.54	Net	$8,597.54
Excess Interest	$1,100,393.45	Previous Funding	$—
Net	$—	Liquidations	$(8,597.54)
Interest Shortfall	$—	Difference	$(0.00)
		Deficiency Amount	$(0.00)

Wachovia Bank, National Association
as Servicer